                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934
                Date of Report (Date of earliest event reported)


                                 April 17, 1997


                       Clear Channel Communications, Inc.
             (Exact name of registrant as specified in its charter)


                                     Texas
                            (State of Incorporation)


         1-9645                                        74-1787539
(Commission File Number)                   (I.R.S. Employer Identification No.)


                          200 Concord Plaza, Suite 600
                            San Antonio, Texas 78216
                                 (210) 822-2828
         (Address and telephone number of principal executive offices)

Item 2.(a)

On April 10, 1997, Clear Channel Communications, Inc. (the "Company" or "Registrant"), acquired by purchase approximately 93% of the outstanding stock of Eller Media Corporation ("Eller" or "Eller Media"). Eller Media's operations include approximately 50,000 outdoor advertising display faces in 15 major metropolitan markets including Los Angeles, Sacramento, San Diego and San Francisco, CA; Chicago, IL; Dallas/Ft. Worth, Houston, San Antonio and El Paso, TX; Miami and Tampa, FL; Atlanta, GA ; Cleveland, OH; Milwaukee, WI and Phoenix, AZ. Eller Media was not an affiliate of the Registrant.

The purchase price for the approximately 93% of Eller Media's outstanding capital stock was determined based upon an arms-length negotiation considering the potential cash flows to be generated by the outdoor advertising structures, consideration of the markets in which the billboards are located, management, personnel, and the overall operation of the facilities as a going concern. As consideration for the stock acquired, the Company paid cash of approximately $325 million and issued Common Stock ("Common Stock") of the Company in the aggregate value of approximately $298 million (6,643,636 shares at an agreed value of $44.8625 per share) in a private transaction. In addition, the Company issued options to purchase 1,468,182 shares of the Company's Common Stock in connection with the assumption of Eller Media's outstanding stock options. These options have an aggregate estimated fair value of approximately $51 million. In addition, the Company retired approximately $417 million of Eller Media long-term debt, which was refinanced at the closing date using the Company's credit facility.

The Company granted to the former Eller Media stockholders certain demand and piggyback registration rights relating to the shares of Common Stock received by them. The holders of the approximately 7% of the outstanding capital stock of Eller Media, not purchased by the Company, have the right to put such stock to the Company for 1,081,469 shares of the Company's Common Stock until April 10, 2002. From and after April 10, 2004, the Company will have the right to call in this minority interest stake in Eller Media for 1,081,469 shares of its Common Stock.

Sources of funds utilized in completing this acquisition were provided by the Company's revolving long-term line of credit facility by and between NationsBank of Texas, N.A., as agent, the Registrant and the banks named therein.

Item 2.(b)

The assets of Eller Media were being utilized by Eller Media for the purpose of outdoor advertising. Registrant intends to continue such use.

Item 7.(a)-1 Historical Financial Statements


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders' of Eller Media Corporation:

     We have audited the accompanying consolidated balance sheets of ELLER MEDIA CORPORATION (EMC) (a Delaware corporation), formerly EMC Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, and for the period from inception (August 18, 1995) to December 31, 1995. In addition, we have audited the accompanying combined statements of operations and cash flows of Eller Investment Company, Inc. (EIC) and the accompanying consolidated statements of operations and cash flows of PMG Holdings, Inc. and subsidiaries (PMG), the predecessors of EMC, for the period from January 1, 1995 to August 17, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EMC as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, and for the period from inception (August 18, 1995) to December 31, 1995, and the combined statements of operations and cash flow of EIC and the consolidated statements of operations and cash flow of PMG for the period from January 1, 1995 to August 17, 1995, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP
Phoenix, Arizona,
March 14, 1997

                            ELLER MEDIA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
            (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AND SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,453       $    873
  Accounts receivable, net of allowance for doubtful
     accounts of $2,274 and $1,791 at December 31, 1995 and
     1996, respectively.....................................      30,510         35,627
  Prepaid land leases and other assets......................      10,077         10,774
                                                                --------       --------
          Total current assets..............................      43,040         47,274
PREPAID LAND LEASES AND OTHER, net of current portion.......       4,593          8,378
PROPERTY AND EQUIPMENT, net (Note 4)........................     448,345        460,066
DEFERRED LOAN FEES, net of accumulated amortization of $442
  and $48 at December 31, 1995 and 1996, respectively (Note
  5)........................................................       8,725          2,762
DEFERRED TAX ASSET (Note 8).................................       8,979         10,520
GOODWILL, net of accumulated amortization of $1,334 and
  $4,711 December 31, 1995 and 1996, respectively...........     130,164        131,678
                                                                --------       --------
                                                                $643,846       $660,678
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $  5,930       $  4,638
  Accrued liabilities.......................................      25,652         32,667
  Current portion of long-term debt (Note 5)................      10,176         12,320
  Current portion of capitalized lease obligations (Note
     6).....................................................       1,039          1,060
  Accrued interest..........................................       4,229          3,378
                                                                --------       --------
          Total current liabilities.........................      47,026         54,063
LONG-TERM DEBT, net of current portion (Note 5).............     394,336        399,403
CAPITALIZED LEASE OBLIGATIONS, net of current portion (Note
  6)........................................................       1,960          1,822
OTHER LIABILITIES...........................................      11,398         13,007
COMMITMENTS AND CONTINGENCIES (Notes 5, 9, 10 and 11)
STOCKHOLDERS' EQUITY (Notes 2 and 7):
  Preferred stock; $.01 par value; 2,000 shares
     authorized.............................................          --             --
  Class A common stock; $.01 par value; 10,000 shares
     authorized, 1,916 and 1,917 shares issued and
     outstanding at December 31, 1995 and 1996,
     respectively...........................................           1              1
  Additional paid-in capital................................     191,659        213,297
  Deferred compensation.....................................          --        (15,240)
  Accumulated deficit.......................................      (2,534)        (5,675)
                                                                --------       --------
          Total stockholders' equity........................     189,126        192,383
                                                                --------       --------
                                                                $643,846       $660,678
                                                                ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            ELLER MEDIA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                    PREDECESSORS
                                              ------------------------
                                                 EIC           PMG
                                              JANUARY 1,    JANUARY 1,     AUGUST 18,
                                                 1995          1995           1995
                                                  TO            TO             TO          YEAR ENDED
                                              AUGUST 17,    AUGUST 17,    DECEMBER 31,    DECEMBER 31,
                                                 1995          1995           1995            1996
                                              ----------    ----------    ------------    ------------
GROSS REVENUES..............................   $15,439       $141,778       $ 92,183        $270,413
AGENCY COMMISSIONS..........................    (1,720)       (18,163)       (11,505)        (33,381)
                                               -------       --------       --------        --------
          Net revenues......................    13,719        123,615         80,678         237,032
OPERATING EXPENSES:
  Cost of sales.............................     5,796         50,456         32,754          91,615
  Selling, general and administrative
     expense................................     1,901         22,599         15,477          43,924
  Corporate overhead........................         2          8,881          3,900          10,204
  Depreciation and amortization.............     2,148         22,769         14,468          40,269
  Noncash compensation expense (Notes 7 and
     11)....................................        --             --             --           6,300
                                               -------       --------       --------        --------
          Operating income..................     3,872         18,910         14,079          44,720
INTEREST EXPENSE............................     3,240         27,629         13,616          35,626
LOSS ON DISPOSITION OF FIXED ASSETS AND
  OTHER, net................................       497          4,860          2,997           6,721
                                               -------       --------       --------        --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.....................................       135        (13,579)        (2,534)          2,373
(BENEFIT FROM) PROVISION FOR INCOME TAXES...        --         (3,858)            --             977
                                               -------       --------       --------        --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....       135         (9,721)        (2,534)          1,396
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT,
  net of tax benefit of $3,153 (Note 5).....        --             --             --          (4,537)
                                               -------       --------       --------        --------
          Net income (loss).................   $   135       $ (9,721)      $ (2,534)       $ (3,141)
                                               =======       ========       ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            ELLER MEDIA CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (DOLLARS IN THOUSANDS, EXCEPT SHARES)

                                         CLASS A
                                       COMMON STOCK                                                TOTAL
                                      --------------   PAID-IN      DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                      SHARES   STOCK   CAPITAL    COMPENSATION     DEFICIT        EQUITY
                                      ------   -----   --------   ------------   -----------   -------------
BALANCE, August 18, 1995
  (inception).......................     --     $--    $     --     $     --       $    --       $     --
  Issuance of common stock..........  1,916       1     191,659           --            --        191,660
  Net loss..........................     --      --          --           --        (2,534)        (2,534)
                                      -----     ---    --------     --------       -------       --------
BALANCE, December 31, 1995..........  1,916       1     191,659           --        (2,534)       189,126
  Valuation of stock options........     --      --      21,540      (21,540)           --             --
  Amortization of deferred
     compensation...................     --      --          --        6,300            --          6,300
  Issuance of common stock..........      1      --          98           --            --             98
  Net loss..........................     --      --          --           --        (3,141)        (3,141)
                                      -----     ---    --------     --------       -------       --------
BALANCE, December 31, 1996..........  1,917     $ 1    $213,297     $(15,240)      $(5,675)      $192,383
                                      =====     ===    ========     ========       =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            ELLER MEDIA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                PREDECESSORS
                                          ------------------------
                                             EIC           PMG
                                          JANUARY 1,    JANUARY 1,     AUGUST 18,
                                             1995          1995           1995
                                              TO            TO             TO          YEAR ENDED
                                          AUGUST 17,    AUGUST 17,    DECEMBER 31,    DECEMBER 31,
                                             1995          1995           1995            1996
                                          ----------    ----------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................   $   135       $ (9,720)      $ (2,534)      $  (3,141)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities --
     Depreciation and amortization......     2,728         22,768         14,467          40,267
     Loss on disposition of fixed
       assets...........................        --          4,860          2,928           6,721
     Loss on debt extinguishment........        --             --             --           7,690
     Noncash compensation expense.......        --             --             --           6,300
  Changes in assets and liabilities, net
     of effect of acquisitions --
     Accounts receivable, net...........       (54)        (7,089)         1,453          (5,117)
     Prepaid land leases and other
       assets...........................      (210)        31,004          2,561         (11,050)
     Accounts payable, accrued and other
       liabilities......................      (129)        (5,172)        (1,681)          6,480
                                           -------       --------       --------       ---------
          Net cash provided by operating
            activities..................     2,470         36,651         17,194          48,150
                                           -------       --------       --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...      (409)        (8,218)        (5,662)        (51,351)
  Proceeds from sale of fixed assets....        --          9,711            531             139
  Purchase of PMG and EIC, net of cash
     acquired (Note 2)..................        --             --       (520,441)             --
                                           -------       --------       --------       ---------
          Net cash (used in) provided by
            investing activities........      (409)         1,493       (525,572)        (51,212)
                                           -------       --------       --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt and
     capitalized lease obligations......    (1,351)       (37,757)       (12,731)       (425,290)
  Proceeds from issuance of common
     stock..............................        --             --        163,160              98
  Proceeds from issuance of debt........        --             --        369,502         429,501
  Payments for deferred loan fees.......        --             --         (9,100)         (2,825)
                                           -------       --------       --------       ---------
          Net cash (used in) provided by
            financing activities........    (1,351)       (37,757)       510,831           1,484
                                           -------       --------       --------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       709            387          2,453          (1,580)
CASH AND CASH EQUIVALENTS, beginning of
  period................................       491             --             --           2,453
                                           -------       --------       --------       ---------
CASH AND CASH EQUIVALENTS, end of
  period................................   $ 1,200       $    387       $  2,453       $     873
                                           =======       ========       ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                            ELLER MEDIA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION:

     The accompanying consolidated financial statements include the accounts of Eller Media Corporation (the Company) and its subsidiaries, Eller Investment Co.
(EIC) and PMG Holdings, Inc. and subsidiaries (PMG) and Target Media Group LLP, a partnership in which the Company indirectly held an 83.127% interest as of December 31, 1995, and wholly owned as of December 31, 1996. All material intercompany transactions have been eliminated. The Company is engaged in the business of providing rental space on outdoor advertising structures and production services for outdoor advertisements in major metropolitan areas in the United States.

     EIC and PMG were acquired by the Company on August 18, 1995 (the Purchase
Date). The Company's consolidated statement of operations and cash flows for the year ended December 31, 1995, include the operations of the Company since its inception (August 18, 1995) and the operations of EIC and PMG since the Purchase Date. Accordingly, the accompanying financial statements for the period January 1, 1995 to August 17, 1995, of EIC and PMG (the Predecessors), and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows for separate entities.

(2) FORMATION OF THE COMPANY:

  Acquisition of EIC, PMG and Initial Capitalization

     On August 18, 1995, the Company was formed to acquire EIC and PMG. The Company exchanged 284 shares of common stock for all outstanding stock of EIC in a transaction that was valued at approximately $28.5 million. Prior to its acquisition by the Company, EIC was an outdoor advertising firm with operations in Phoenix, Arizona, Atlanta, Georgia and El Paso, Texas with annual net revenues of approximately $22.0 million. The shares issued to the former owners of EIC represent approximately 15% of the issued and outstanding stock of the Company. Simultaneously, with the acquisition of EIC, the Company issued 1,632 shares of common stock (approximately 85% of the issued and outstanding stock of the Company) in exchange for cash totaling approximately $163.1 million.

     The acquisition of EIC was accounted for using the purchase method of accounting. The purchase price of approximately $28.5 million was allocated to assets and liabilities based on their estimated fair values as of the date of acquisition. The cost in excess of fair values was approximately $32.4 million and is recorded as goodwill in the accompanying consolidated balance sheets.

     The Company, concurrent with its formation on August 18, 1995, executed a stock purchase agreement with General Electric Capital Corporation to purchase all of the stock of PMG for $519.2 million in cash. Prior to its acquisition by EMC, PMG was an outdoor advertising firm with operations in several major cities in the United States and annual revenues of approximately $177.0 million. This transaction was accounted for using the purchase method of accounting. The purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of acquisition. The cost in excess of fair values was approximately $107.9 million and is recorded as goodwill in the accompanying consolidated balance sheets.

     The Chase Manhattan Bank, N.A. (Chase), as an agent for a group of banks, provided the Company with $440.0 million in senior secured facilities comprised of a seven year $65.0 million revolving line of credit facility, a seven year $250.0 million term loan facility, and an eight-and-a-half year $125.0 million term loan facility to finance a portion of PMG, to refinance certain existing indebtedness, and to provide for general corporate purposes (see Note 5).

                            ELLER MEDIA CORPORATION

  Pro Forma Results of Operations

     Both the formation of the Company and the EIC and PMG acquisitions (the Acquisitions) were effective as of August 18, 1995. The following unaudited pro forma information includes the combined results of operations of the Company and its predecessors for the year ended December 31, 1995, as adjusted for interest expense and depreciation and amortization expense resulting from the Acquisitions. This information is for informational purposes only and is not necessarily indicative of future operating results.

                                            PRO FORMA
                                            JANUARY 1,
                                               1995
                                                TO
                                           DECEMBER 31,
                                               1995
                                           ------------
Net revenues............................     $218,012
                                             ========
Operating income........................     $ 42,987
                                             ========
Net loss................................     $ (1,909)
                                             ========

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

  Fair Value of Short-Term Instruments

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair values due to the short-term maturities of these instruments.

  Revenue Recognition

     The Company provides outdoor advertising services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenues for outdoor advertising space rental are recognized ratably over the contract terms. Consistent with industry practice, the portion of December billings pertaining to January space sales has been recognized in operating income of December. Revenues from design, production and certain other services are recognized as the services are provided. All costs are recognized in the period in which the related services are provided.

  Prepaid Land Leases

     Prepaid land leases represent amounts paid for leases of land occupied by outdoor advertising structures. Prepaid land leases are amortized on a straight line basis over the term of the related lease period.

                            ELLER MEDIA CORPORATION

  Property and Equipment

     Property and equipment are recorded at cost. The Company expenses repairs and maintenance when incurred and capitalizes betterments and improvements which extend the useful life of property and equipment. Depreciation is computed on a straight-line basis over the following useful lives:

Buildings...................................................    40 years
Advertising displays and structures.........................  5-15 years
Machinery and equipment.....................................   3-7 years
Vehicles....................................................   3-5 years
Furniture, fixtures, computers and equipment................   3-7 years

  Goodwill

     Goodwill represents the excess of consideration paid over the fair market values of identifiable net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. Goodwill and other long-lived assets are periodically evaluated utilizing undiscounted estimated future cash flows to determine if an impairment has occurred in accordance with the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. As of December 31, 1996, SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.

  Supplemental Cash Flow Information

     Cash paid for interest for the period January 1, 1995 through August 17, 1995, was approximately $2.2 million and $0.2 million for EIC and PMG, respectively. In addition, capital lease obligations incurred by PMG during that period were approximately $0.7 million. Cash paid for interest for the period August 18, 1995 through December 31, 1995, and for the year ended December 31, 1996, was approximately $9.7 million and $35.0 million, respectively. In addition, capital lease obligations incurred by the Company during these periods totaled approximately $0.5 million and $2.8 million, respectively, for various equipment and automobiles. In connection with the acquisition of EIC, the Company issued 284 shares of stock in exchange for all of the outstanding stock of EIC, which was valued at approximately $28.5 million. The Company also obtained financing in connection with the acquisition of PMG, and refinanced approximately $44.6 million of existing debt, warrants and preferred stock with a portion of the proceeds.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual amounts may differ from these estimates.

                            ELLER MEDIA CORPORATION

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31 (dollars in thousands):

                                                                1995        1996
                                                              --------    --------
Advertising structures......................................  $412,110    $448,181
Land........................................................     7,676      11,878
Buildings...................................................    16,916      17,184
Vehicles....................................................     6,890       8,242
Machinery and equipment.....................................     4,429       4,734
Furniture and fixtures......................................     6,189      10,824
Construction-in-process.....................................     6,846       7,679
                                                              --------    --------
                                                               461,056     508,722
Less: accumulated depreciation..............................   (12,711)    (48,656)
                                                              --------    --------
                                                              $448,345    $460,066
                                                              ========    ========

     Included in loss on disposition of fixed assets and other are losses from the disposition (takedowns) of certain advertising structures. Total losses on takedowns for the Company for the period August 18, 1995 through December 31, 1995 and for the year ended December 31, 1996, were $2.9 million and $6.2 million, respectively. In addition, total losses on takedowns for PMG for the period January 1, 1995 through August 17, 1995, were approximately $4.9 million.

(5) LONG-TERM DEBT:

     In connection with the financing discussed in Note 2, on August 18, 1995, the Company entered into separate credit facilities, collectively the old credit facility (Old Credit Facility). This Old Credit Facility had A and B Tranche Notes with a group of banks for whom Chase acted as agent (Agent). The Tranche A Notes mature June 2002, with interest payable quarterly, at the Agent's prime rate plus 1.25% (9.75% at December 31, 1995), or at London Interbank Offered Rate (LIBOR) plus 2.50% (blended rate of 8.28% at December 31, 1995). The Tranche B Notes, mature in December 2003, with interest payable quarterly at the Lender's prime rate plus 2.00% (10.50% at December 31, 1995), or at LIBOR plus 3.25% (9.13% at December 31, 1995). Use of the prime or LIBOR based rates is at the Company's option, selected periodically, in advance. Borrowings may be used for general corporate purposes, including working capital requirements, acquisitions and refinancing existing indebtedness.

     The Old Credit Facility also had a revolving line of credit due June 2002, providing for up to $65.0 million in borrowings that may be used for general corporate purposes, including working capital requirements, acquisitions and refinancing existing indebtedness. Interest is payable quarterly at the Agent's prime rate plus 1.25% (9.75% at December 31, 1995), or at LIBOR plus 2.50% (blended rate of 8.28% at December 31, 1995).

     In November 1996, the Company refinanced the Old Credit Facility with a New Credit Facility (New Credit Facility). The New Credit Facility has new Tranche A (New Tranche A) and new Tranche B (New Tranche B) notes. The New Tranche A notes mature in September 2003, with interest payable quarterly, at the Agent's prime rate plus 0.625% (8.875% at December 31, 1996), or at LIBOR plus 1.875% (7.375%
at December 31, 1996). The New Tranche B notes mature in December 2004, with interest payable quarterly, at the Agent's prime rate plus 1.5% (9.75% at December 31, 1996), or at LIBOR plus 2.75% (8.25% at December 31, 1996). Rates used and use of borrowings are similar to those under the A and B Tranches in the Old Credit Facility.

                            ELLER MEDIA CORPORATION

     The New Credit Facility also consists of a revolving line of credit, providing for up to $200.0 million in borrowings, interest payable quarterly at the Agent's prime rate plus 0.625% (8.875% at December 31, 1996), or at LIBOR plus 1.875% (blended rate of 7.50% at December 31, 1996). Available uses of the revolving line of credit are similar to those under the Old Credit Facility's revolving line of credit.

     As part of the Old Credit Facility and New Credit Facility, the Company may issue letters of credit to be used for various vendor contracts. As of December 31, 1995 and 1996, total letters of credit outstanding were approximately $11.7 million and $9.0 million, respectively.

     As a result of the above financings, the Company has entered into interest rate swap, interest rate collar and interest rate cap agreements (the Agreements) to reduce the impact of changes in interest rates on its floating rate long-term debt. The following is a summary of the Company's outstanding Agreements as of December 31:

                                               1995
---------------------------------------------------------------------------------------------------
                                                             COMPANY'S           NOTIONAL VALUE
                       INSTRUMENT                          EFFECTIVE RATE    (DOLLARS IN THOUSANDS)
                       ----------                          --------------    ----------------------
Collar...................................................  7.33% - 10.48%           $110,000
Collar...................................................  7.00% - 10.48%             50,000
Collar...................................................  7.73% - 10.48%             25,000
Callable swap............................................           8.44%            100,000
Cap......................................................          12.48%              8,775
Cap......................................................          11.98%             11,000
                                                                                    --------
                                                                                    $304,775
                                                                                    ========
                                               1996
---------------------------------------------------------------------------------------------------

Collar...................................................  6.80% -  9.95%           $110,000
Collar...................................................  6.47% -  9.95%             50,000
Collar...................................................  7.20% -  9.95%             25,000
Callable swap............................................           7.91%            100,000
Knock-out swap...........................................           7.78%             50,000
Knock-out swap...........................................           7.76%             25,000
Cap......................................................          11.95%              6,525
Cap......................................................          11.70%             10,000
                                                                                    --------
                                                                                    $376,525
                                                                                    ========

     The Agreements effectively change the Company's interest rate exposure on a portion of its floating rate notes ($402.0 million and $408.5 million at December 31, 1995 and 1996, respectively) to a weighted average fixed rate ceiling of approximately 9.90% and 9.10% at December 31, 1995 and 1996, respectively, and mature through 2000. As a result of the Agreements and interest rate on debt not protected by such Agreements, the Company incurred interest cost at an average rate of approximately 8.80% and 8.25% for the years ended December 31, 1995 and 1996, respectively. The Company is exposed to credit loss in the event of nonperformance by other parties (various banks) on the Agreements. However, management believes that, based on high credit worthiness of these counterparties, nonperformance is unlikely.

     As the Company utilizes these Agreements for hedging purposes, amounts paid to obtain these Agreements, if any, are capitalized into prepaid land leases and other in the accompanying consolidated balance sheets and amortized over the life of the specific Agreement.

     The knock-out swaps have options which enable other parties to cancel such Agreements if the Company's effective interest rate exceeds 8.30% and 8.71% for the $25.0 million and the $50.0 million knock-out swaps, respectively, at December 31, 1996. The callable swap at December 31, 1996, has an option which

                            ELLER MEDIA CORPORATION
would enable another party to cancel the Agreement. The fair value of interest rate swaps, caps and collars (used for hedging purposes) are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair value to the Company of these instruments was approximately $1.0 million at December 31, 1996.

     The financings restrict the Company and its subsidiaries from, among other things (i) incurring additional indebtedness, (ii) creating liens, (iii) paying dividends (other than dividends paid to the Company by its subsidiaries), and
(iv) permitting any part of the Company's business to be sold, leased or conveyed to an unrelated party. The financings also restrict the Company's ability to make capital expenditures and investments, and require that certain financial ratios be met. The Company has granted a security interest in substantially all of its assets to the Agent in connection with the financings.

     As part of the financing of the Old Credit Facility, the Company paid approximately $9.1 million in loan costs. These costs have been written off as of December 31, 1996 and have been recorded as an extraordinary loss. In connection with the financing of the New Credit Facility, the Company paid approximately $2.9 million in loan costs, which are being amortized on a straight-line basis over the period of the financing.

     Long-term debt consists of the following at December 31, (dollars in thousands):

                                                                1995       1996
                                                              --------   --------
Old Credit Facility's Tranche A term loan notes.............  $250,000   $     --
Old Credit Facility's Tranche B term loan notes.............   125,000         --
Old Credit Facility's revolving line of credit..............    27,000         --
New Credit Facility's Tranche A term loan notes.............        --    200,000
New Credit Facility's Tranche B term loan notes.............        --    150,000
New Credit Facility's revolving line of credit..............        --     58,500
Various notes payable, bearing interest from 6.5% to 9%,
  maturing through July 2001; partially secured by certain
  assets of the Company.....................................     2,512      3,223
                                                              --------   --------
                                                               404,512    411,723
Less: current maturities....................................   (10,176)   (12,320)
                                                              --------   --------
                                                              $394,336   $399,403
                                                              ========   ========

     The carrying amount of the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt of similar terms and remaining maturities.

     Aggregate principal payments on long-term debt for the years ending December 31 are as follows (dollars in thousands):

1997........................................................  $ 12,320
1998........................................................    22,714
1999........................................................    33,154
2000........................................................    74,925
2001........................................................    56,610
Thereafter..................................................   212,000
                                                              --------
                                                              $411,723
                                                              ========

(6) CAPITALIZED LEASE OBLIGATIONS:

     The Company leases certain equipment under capital leases. As such, the equipment has been capitalized and is being depreciated over the lease term or the estimated useful life of the equipment.

                            ELLER MEDIA CORPORATION

     Future minimum lease payments under capitalized lease obligations for the years ending December 31 are as follows (dollars in thousands):

1997........................................................  $ 1,276
1998........................................................      993
1999........................................................      594
2000........................................................      367
2001........................................................      121
                                                              -------
          Total minimum lease payments......................    3,351
Less: amount representing interest (at rates ranging from
  7.0% to 13.5%)............................................     (469)
                                                              -------
Present value of minimum lease payments.....................    2,882
Less: current portion.......................................   (1,060)
                                                              -------
                                                              $ 1,822
                                                              =======

(7) STOCK OPTIONS:

     The Company has granted to members of their Board of Directors 4.5 shares of common stock at an exercise price of $0.1 million per share, which vest immediately upon grant. The Company has also granted to certain key employees nonqualified base options to purchase 121.098 and 127.928 at December 31, 1995 and 1996, respectively, shares of the Company's common stock at an exercise price of $0.1 million per share, which approximated fair value at the date of grant. These options are subject to various vesting provisions and certain accelerated vesting provisions in the event of the sale of the Company. The options expire five years from grant date.

     At the Company's inception, certain key employees were granted performance options (the Performance Options) to purchase 89.614 shares of common stock which also have an exercise price of $0.1 million per share and expire in 2002. The Performance Options, however, become exercisable only when certain performance conditions relating to an investor rate of return are met. During 1996, available evidence indicated that the performance criteria were likely to be met and the Company incurred approximately $5.9 million in noncash compensation expense related to the vested portion of the Performance Options pursuant to Accounting Principles Board No. 25 (APB No. 25), Accounting for Stock Issued to Employees. In addition, the Company determined that upon the sale of the Company, it would eliminate the performance criteria.

     In October 1996, the Company established the 1996 Equity Plan (the Equity
Plan) to provide incentives for officers, employees and consultants of the Company through the granting of options and other awards. The Company reserved approximately 42 shares of the authorized common stock of the Company to be issued under the Equity Plan. As of December 31, 1996, no options or awards have been granted under the Equity Plan.

     The following pro forma disclosures of net income are made assuming the Company had accounted for the stock options pursuant to the provision of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. The December 31, 1996 pro forma disclosure is adjusted to eliminate any noncash compensation related to the Performance Options recorded in the accompanying consolidated statement of operations pursuant to the provisions of APB No. 25 (dollars in thousands).

                                                               1995       1996
                                                              -------    -------
As Reported.................................................  $(2,534)   $(3,141)
                                                              =======    =======
Pro Forma...................................................  $(3,028)   $  (323)
                                                              =======    =======

                            ELLER MEDIA CORPORATION

     The fair value of each option is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1995 and 1996: risk-free interest rates between 5.48% and 6.03% and expected lives of 3 to 5 years. The dividend yield and volatility factors assumed for determining fair values were zero.

     A summary of the status of the Company's stock options at December 31, 1995 and 1996, and changes during the years then ended is presented in the following table:

                                                  1995                    1996
                                          --------------------    --------------------
                                                      WEIGHTED                WEIGHTED
                                                      AVERAGE                 AVERAGE
                                                      EXERCISE                EXERCISE
                                          OPTIONS      PRICE      OPTIONS      PRICE
                                          --------    --------    --------    --------
Outstanding at inception (August 18,
  1995) and January 1, 1996.............        --    $     --     215.212    $100,000
  Granted...............................   215.212     100,000       6.830     100,000
  Exercised.............................        --          --          --          --
  Canceled..............................        --          --          --          --
                                          --------    --------    --------    --------
Outstanding at end of year..............   215.212    $100,000     222.042    $100,000
                                          ========    ========    ========    ========
Exercisable at end of year..............    45.566    $100,000      75.242    $100,000
                                          ========    ========    ========    ========
Weighted Average Fair Value per share of
  Options Granted.......................  $ 25.771                $ 25.992
                                          ========                ========

(8) INCOME TAXES:

     The Company computes it income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Deferred income taxes are provided for differences between results of operations for financial reporting purposes and income tax purposes.

     The components of the provision for deferred income taxes for the period from August 18, 1995 to December 31, 1995, and for the year ended December 31, 1996, are (dollars in thousands):

                                                               1996      1995
                                                              -------    ----
Current
  Federal...................................................  $    --    $ --
  State.....................................................       --      --
                                                              -------    ----
          Total current provision...........................       --      --
Deferred....................................................       --     977
                                                              -------    ----
          Total provision...................................  $    --    $977
                                                              =======    ====

                            ELLER MEDIA CORPORATION

     The components of net deferred taxes at December 31, 1995 and 1996, were as follows (dollars in thousands):

                                                               1995       1996
                                                              -------    -------
Deferred tax asset
  Current:
     Net allowance for doubtful accounts....................  $   956    $ 1,135
     Other current accruals.................................      532        395
  Long-term:
     Accrued property taxes.................................    1,025        900
     Accrued worker's compensation and self insurance.......    3,787      4,739
     Accrued acquisition reserves...........................    5,279      4,348
     Net operating loss.....................................    2,803      6,326
     Deferred compensation..................................       --      2,583
     Capital lease obligation...............................      765        386
     Other accruals.........................................    3,244      3,493
                                                              -------    -------
          Total deferred tax assets.........................   18,391     24,305
                                                              -------    -------
Deferred tax liabilities
  Current:
     Other current reserves.................................       28         48
  Long-term:
     Depreciation...........................................    4,892      8,798
     Other accruals.........................................      524      1,921
                                                              -------    -------
          Total deferred tax liabilities....................    5,444     10,767
                                                              -------    -------
     Net deferred tax asset.................................   12,947     13,538
     Valuation allowance....................................    3,968      3,018
                                                              -------    -------
     Adjusted net deferred tax asset........................  $ 8,979    $10,520
                                                              =======    =======

     SFAS No. 109 requires a reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Some of the Company's net operating loss (NOL) carryovers are subject to Internal Revenue Code Section 382; accordingly, the utilization of the Company's net operating loss carryforwards are subject to annual limitations. Additionally, the net operating losses begin expiring in the year 2010 for federal income tax purposes.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences were as follows for the period from August 18, 1995 to December 31, 1995, and for the year ended December 31, 1996:

                                                                 1995       1996
                                                                 ----       ----
Federal statutory tax rate..................................     (34.00)%    34.00%
Consolidated state taxes, net of federal benefit............      (6.00)      7.00
Valuation allowance.........................................      29.04     (40.03)
Amortization of goodwill....................................      10.51      55.38
Other permanent differences.................................       0.45     (15.18)
                                                                -------    -------
Effective tax rate..........................................         --%     41.17%
                                                                =======    =======

                            ELLER MEDIA CORPORATION

(9) RETIREMENT PLAN:

     The Company sponsors a 401(k) plan that allows contributions up to 15% of compensation for eligible employees. Participation in the plan is available to salaried employees and to certain hourly employees. Employees covered by collective bargaining units and nonresident aliens are not eligible. The Company may make a match in a discretionary percentage (normally 15%) of the first 8% of compensation that a participant contributes. The Company may also make a discretionary annual contribution to be allocated to participant accounts based on their compensation, subject to certain IRS limitations. The Company made payments to the 401(k) plan in the sum of approximately $0.4 million for the period August 18, 1995 through December 31, 1995, and $0.3 million for the year ended December 31, 1996.

(10) COMMITMENTS AND CONTINGENCIES:

  Legal Matters

     In the normal course of business, the Company is subject to certain administrative proceedings and litigation. In management's opinion, the outcome of such matters will not materially affect the financial position or results of operations of the Company.

     In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

  Operating Leases

     The Company leases its offices, paint shop facilities and the majority of the land occupied by its advertising structures under operating lease agreements. Rent expense under operating leases of approximately $17.9 million and $52.0 million was recorded for the period from August 18, 1995 through December 31, 1995, and for the year ended December 31, 1996, respectively. In addition, rent expense under operating leases for the period January 1, 1995 through August 17, 1995, of approximately $3.1 and $26.7 million were recorded for EIC and PMG, respectively. Future minimum lease payments under these building and billboard operating leases for the years ended December 31 are expected to be as follows (dollars in thousands):

1997........................................................  $ 29,597
1998........................................................    23,452
1999........................................................    19,938
2000........................................................    15,602
2001........................................................    12,549
                                                              --------
                                                              $101,138
                                                              ========

  Insurance

     The Company utilizes various forms of insurance coverages for workers' compensation, medical, automobile and general liability. However, as part of its risk management program, the Company is effectively self-insured for a significant portion of these losses. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the fully-developed aggregate liability for claims incurred. These estimates utilize the Company's prior experience and actuarial assumptions provided by the Company's insurance carriers. The total estimated liability for these losses at December 31, 1995 and 1996, was $9.2 million and $12.1 million, respectively, and is included in accrued liabilities in the accompanying consolidated balance sheets.

                            ELLER MEDIA CORPORATION

(11) PHANTOM STOCK PLAN:

     The Company established a phantom stock plan (the Phantom Stock Plan), effective June 1, 1996, for certain key employees pursuant to which it authorized an aggregate of 150 units of phantom common stock equivalent to
14.378 shares of common stock. As of December 31, 1996, there were 90 units, equivalent to 8.627 shares of common stock, outstanding. The units vest at the end of a five year period after their grant date, subject to continued employment and achievement of certain financial performance criteria, and are payable in cash in an amount equal to the value at vesting of the number of shares of common stock equivalent to the number of units. During 1996, the Company incurred approximately $0.4 million of noncash compensation expense related to these options.

(12) SUBSEQUENT EVENTS:

     In February 1997, the Company entered into a definitive agreement with Clear Channel Communications (Clear Channel), a publicly held entity, to purchase the Company for $1.15 billion. The transaction is structured as a purchase with the consideration to be paid including cash and stock; Clear Channel will pay approximately $750 million in cash and $400 million in stock for the Company. As a result of this purchase, the Company expects to incur approximately $18.0 million in noncash compensation expense during the first quarter 1997 related to the acceleration of certain vesting provisions of the Performance Options and the Phantom Stock Plan.

     In March 1997, a lawsuit was filed against the Company in the Superior Court of the State of California. The complaint alleges that the Company and its predecessor, PMG, breached contractual and other duties to the plaintiff. The complaint requests compensatory damages for approximately $50.0 million. The Company has not answered the complaint. A preliminary assessment by outside counsel indicates that the Company potentially has several defenses that would preclude a finding of liability and that the plaintiff's damage claim is comprised principally of alleged lost profits which are likely to be very difficult to recover.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
PMG Holdings, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheet of PMG HOLDINGS, INC. AND SUBSIDIARIES as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PMG Holdings, Inc. and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  KPMG PEAT MARWICK LLP
April 27, 1995.
Stamford, Connecticut

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

ASSETS
CURRENT ASSETS:
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
      $1,980................................................  $ 27,210
  Other.....................................................       880
  Prepaid expenses..........................................     7,709
  Other current assets......................................       807
                                                              --------
          Total current assets..............................    36,606
                                                              --------
PROPERTY, PLANT AND EQUIPMENT:
  Advertising structures....................................   396,544
  Site and building leases..................................   114,658
  Furniture, fixtures and equipment.........................    15,893
  Yard stores and work-in-process...........................     5,366
  Land......................................................     6,689
  Buildings and improvements................................     3,218
                                                              --------
                                                               542,368
LESS:
  Accumulated depreciation..................................    74,932
  Reserve for structure takedown (Note 3)...................    24,453
                                                              --------
          Net property, plant and equipment.................   442,983
DEFERRED TAX ASSET (Note 7).................................    29,622
OTHER ASSETS................................................     3,813
                                                              --------
                                                              $513,024
                                                              ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $  5,664
  Accrued expenses..........................................    21,363
  Other current liabilities.................................       494
  Current portion of long-term debt (Note 4)................     1,387
                                                              --------
          Total current liabilities.........................    28,908
LONG-TERM DEBT (Note 4).....................................     3,231
NOTE PAYABLE (Note 4).......................................   557,422
GECC INTERCOMPANY ACCOUNT...................................    (9,188)
ACCRUED LIABILITIES.........................................       620
                                                              --------
          Total liabilities.................................   580,993
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' DEFICIT (Note 1):
  Common stock..............................................        --
  Preferred stock...........................................         2
  Additional paid-in capital................................       248
  Accumulated deficit.......................................   (68,219)
                                                              --------
          Total stockholders' deficit.......................   (67,969)
                                                              --------
                                                              $513,024
                                                              ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

REVENUE:
  Gross revenue.............................................  $203,065
  Less commissions and continuity discounts.................    25,790
                                                              --------
          Net revenue.......................................   177,275
OPERATING EXPENSES:
  Cost of sales.............................................    75,427
  Selling, general and administrative expense...............    45,859
  Depreciation and amortization.............................    33,733
                                                              --------
          Operating income..................................    22,256
                                                              --------
INTEREST EXPENSE............................................    50,325
PROVISION FOR LOSS ON STRUCTURES (Note 3)...................     8,000
OTHER INCOME, net...........................................     7,064
                                                              --------
LOSS BEFORE PROVISION FOR INCOME TAXES......................   (29,005)
INCOME TAX BENEFIT (Note 7).................................     9,950
                                                              --------
          Net loss..........................................  $(19,055)
                                                              ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                               ADDITIONAL
                                        COMMON    PREFERRED     PAID-IN      ACCUMULATED
                                        STOCK       STOCK       CAPITAL        DEFICIT       TOTAL
                                        ------    ---------    ----------    -----------    --------
Balance at December 31, 1993..........   $ 8         $2           $340        $(49,063)     $(48,713)
Merger with New PMG Group, Inc........    (8)        --            (92)           (101)         (201)
Net loss..............................    --         --             --         (19,055)      (19,055)
                                         ---         --           ----        --------      --------
Balance at December 31, 1994..........   $--         $2           $248        $(68,219)     $(67,969)
                                         ===         ==           ====        ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(19,055)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................    33,733
     Provision for loss on structures.......................     8,000
     Provision for doubtful accounts........................     1,035
     Gain on disposition of assets..........................    (2,264)
     Interest capitalized...................................       214
  Changes in assets and liabilities --
     Increase in net accounts receivable, trade.............    (1,924)
     Decrease in other receivables..........................     6,908
     Increase in prepaid expenses...........................    (1,885)
     Decrease in other assets...............................     3,146
     Decrease in deferred tax assets........................     8,497
     Increase in accounts payable...........................     4,112
     Decrease in accrued expenses...........................    (5,135)
     Increase in other liabilities..........................       382
                                                              --------
          Net cash provided by operating activities.........    35,764
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment.......    12,783
  Purchase of property, plant and equipment.................   (10,124)
  Acquisition of outdoor entities...........................   (11,449)
                                                              --------
          Net cash used in investing activities.............    (8,790)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in GECC intercompany account...................     1,808
  Net change in note payable to GECC........................   (27,212)
  Repayment of debt and capital leases......................    (1,369)
  Repurchase of common stock................................      (201)
                                                              --------
          Net cash used in financing activities.............   (26,974)
                                                              --------
Net decrease in cash........................................        --
Cash at beginning of year...................................        --
                                                              --------
Cash at end of year.........................................  $     --
                                                              ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest to third parties...  $    (99)
                                                              ========
  Cash paid during the year for interest to GECC on motor
     vehicle leases.........................................  $   (238)
                                                              ========
  Cash received during the year for taxes from third
     parties................................................  $  7,427
                                                              ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS:

     PMG Holdings, Inc. and subsidiaries (the "Company") is a wholly-owned subsidiary of General Electric Capital Corporation ("GECC"). The Company's primary operating subsidiary is Patrick Media Group, Inc. ("Group").

     The Company entered into the PMG Agreement and Plan of Restructuring on March 28, 1991 (the "Restructuring Agreement") with GECC and other stock and noteholders. Pursuant to the Restructuring Agreement, GECC received 1 share of new Class C common stock of the Company (having supermajority voting power) and warrants to purchase (for a nominal exercise price) additional shares of Class C common stock representing 75% of the equity of the Company.

     The Company continued to be in default on its debt obligations to GECC under the Restructuring Agreement and on September 23, 1992, GECC began a series of recapitalizations whereby it first exercised its warrants and acquired a direct equity interest of approximately 79% in the Company. After exercising its warrants, GECC held all of the 1,616,001 issued shares of the Class C common stock and 107,733 shares of the Class B common stock of the Company. The remaining 323,200 shares of Class B common stock were held by various third party investors. Additionally, Group assumed the debt and other obligations owed to GECC by the Company, which obligations were then guaranteed by the Company, in a taxable exchange for the discharge of certain intercompany notes between Group and the Company. GECC then acquired 2,500 shares of preferred stock (par value $1.00) issued by Group for $250.

     The transaction was accounted for as a purchase as of September 30, 1992. Property, plant and equipment was recorded at its net fair market value of $520,896 based upon an independent appraisal. All other assets were stated at their carrying value. GECC increased its direct equity interest in the Company to 81% in January 1993.

     On September 28, 1994, the Company was again recapitalized in a non-taxable transaction by merging with New PMG Group, Inc., a wholly-owned subsidiary of GECC, pursuant to an Agreement and Plan of Merger dated September 28, 1994 (the "Merger Agreement"). Pursuant to the Merger Agreement: (i) each of the 430,933 outstanding shares of Class B common stock of the Company were converted into the right to receive $0.46 per share, and subsequently canceled and retired;
(ii) all of the 100 outstanding shares of common stock issued by New PMG Group, Inc. held by GECC, were converted into 100 shares of common stock of the Company; and (iii) the issued and outstanding shares of Class C common stock of the Company, all of which were owned by GECC, were canceled and retired. The Company was the surviving entity in the merger.

     Also pursuant to the Merger Agreement, the capitalization of the Company was amended such that the total authorized capital of the Company at December 31, 1994 is 1,000 shares of common stock with par value of $0.01 (100 shares issued and held by GECC), and 1,000 shares of preferred stock with par value of $1.00 (all unissued).

     On March 1, 1995, the Company, Group and GECC entered into the Recapitalization Loan Amendment (the "Recapitalization") to further the recapitalization of the Company. Prior to the Recapitalization, Group's issued stock consisted of 1,000 shares of common stock (par value $1.00) and 2,500 shares of preferred stock (par value $1.00). Pursuant to the Recapitalization, the Company surrendered 991 shares of common stock in Group to Group which were subsequently canceled, and GECC contributed all of the 2,500 shares of preferred stock in Group together with approximately $190,000 of Group's outstanding debt obligations, to Group in exchange for 991 shares of common stock issued by Group in a non-taxable transaction. The 2,500 shares of preferred stock in Group were also canceled. The debt obligation of Group to GECC as of March 1, 1995 was approximately $375,000 after giving effect to the Recapitalization which continues to be in default.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     As of December 31, 1994, the Company had issued outstanding warrants to purchase 1,280 shares of Class B common stock, all of which were held by one employee as discussed in note 11.

     On March 10, 1995, GECC purchased pursuant to a foreclosure sale, all of the outstanding warrants from the employee, at which time the warrants were returned to the Company and deemed canceled.

  Description of the Business

     The Company provides outdoor advertising displays primarily to advertisers in major metropolitan areas in the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying consolidated financial statements of the Company include the accounts and results of operations of the Company and its wholly owned subsidiaries, and Target Media Group LLP, a partnership in which the Company indirectly holds a 83.127% interest. All significant intercompany transactions have been eliminated.

     Under the terms of the partnership agreement, all income will be allocated based upon ownership percentage while any losses will accrue only to PMG Target Media Holdings, Inc., a wholly owned subsidiary of the Company and the general partner of Target Media Group LLP.

  Revenue

     Consistent with industry practice, the portion of December billings pertaining to January space sales has been recognized in operating income of December.

     Deferred revenue is recorded for the fair value of assets received in non-monetary transactions. Revenue is recognized on a monthly basis over the showing period.

  Property, Plant and Equipment

     Property, plant and equipment is carried at allocated cost. As discussed in note 1, property, plant and equipment in place at September 30, 1992 was fair valued and a new cost basis was established. The fair value for site leases was computed by valuing the differential between the site lease rentals and the corresponding fair market rental over the estimated lease term including expected renewals. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings...................................................  40 years
Shelters....................................................  10 years
Structure faces, transit displays...........................   5 years
Advertising structures......................................  16 years
Leasehold improvements......................................   5 years
Furniture, fixtures, computers and equipment................   5 years
Software applications.......................................   5 years
Trucks and autos............................................   4 years

     Site leases are amortized straight-line over their composite estimated remaining useful lives, generally 23 years. The capitalized excess of fair market value of building leases greater than future payments are amortized straight-line over 16 years.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Losses on structures which existed at September 30, 1992 are charged against a reserve which was initially established at $26,000 in purchase accounting at September 30, 1992. $8,000 of additional reserves were provided in 1994.

     The Company allocates the excess of purchase price over the estimated fair value of net assets acquired to structure and site leases in acquisitions accounted for as a purchase.

  Taxes

     General Electric Company, the ultimate parent of GECC, files a consolidated U.S. federal income tax return which includes the Company and its subsidiaries. The provisions for estimated taxes payable/receivable include the effect of the Company and its subsidiaries on the consolidated return.

  Prepaid Expenses

     Prepaid expenses primarily represent site lease rentals which have been paid in advance. Rental payments are made according to the contractual terms of individual leases and are amortized to site lease rental expense over the payment period.

  Supplier Rebates

     Rebates and discounts from suppliers are recognized as a reduction of operating expenses in the period of utilization.

(3) RESERVE FOR STRUCTURE TAKEDOWN:

     A summary of activity for the reserve for structure takedown is as follows:

Balance at beginning of the year............................  $23,974
Reserves added during the year..............................    8,000
Losses incurred during the year.............................   (7,521)
                                                              -------
Balance at end of year......................................  $24,453
                                                              =======

(4) DEBT:

     Debt at December 31, 1994, consists of the following:

8.5% note payable by Target Media Group LLP.................  $  1,663
6.0% promissory notes payable, due 1996.....................       701
Installment note payable, prime plus 1.5%, due 1996.........       218
Capitalized leases..........................................     2,019
Other, due in 1995..........................................        17
                                                              --------
          Total.............................................     4,618
Less current term installments, including $622 for
  capitalized leases........................................     1,387
                                                              --------
Long-term debt..............................................  $  3,231
                                                              ========
Note payable to GECC........................................  $557,422
                                                              ========

     The Company's note facility with GECC was established under the Revolving Credit, Term Loan and Deferred Interest Loan Agreement dated September 15, 1986. As discussed in note 1 the Company continues to be in default on its debt obligations to GECC. All amounts due to GECC were consolidated into the

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

outstanding note facility. The debt obligation is treated as if it were a demand note and is repaid based on the availability of the free cash flow of the Company.

     Interest on the note facility is paid quarterly in arrears in an amount equal to 1.50% plus the greater of (i) the highest prime or base rate of interest published by any of five major commercial banks, as defined, or (ii) the most recent published annual yield on 90-day commercial paper. Such rate shall be determined quarterly on the last day of each preceding quarter. The effective interest rate on the note facility for the year ended December 31, 1994, was 9.25%.

     On March 1, 1995, in connection with the recapitalization begun in 1992, described in note 1, GECC converted approximately $190,000 of the outstanding note facility to equity, with the remaining debt obligation being approximately $375,000 as of that date after giving effect to the Recapitalization.

     Under the terms of a note agreement between Target Media Group LLP and a lender, all repayments of principal are deferred until 2000. Payments for interest, at 8.50% of the outstanding loan balance and unpaid interest, are deferred up to an aggregate balance of $1,770, at which time interest on the balance above $1,770 must be paid. The repayment of the note is guaranteed by the minority partner. Interest payments deferred were $215 in 1994.

     The promissory notes were issued in connection with the acquisition of Blue Wallscapes, Inc. in April 1993. The notes are repayable in equal monthly installments, plus interest, through May 1996.

     The installment note was issued in connection with the acquisition of Mobile Outdoor Media in March 1993. The note is repayable in 36 equal monthly installments, plus interest through March 1996. Principal balances outstanding under the promissory and installment notes may be reduced by certain amounts upon the occurrence of specified events as defined in the note agreements.

     The aggregate maturities of term debt and capital leases, for the five years subsequent to December 31, 1994 are as follows:

                                                               TERM     CAPITAL
                                                               DEBT     LEASES
                                                              ------    -------
1995........................................................  $  765    $  759
1996........................................................     171       782
1997........................................................      --       572
1998........................................................      --       234
1999........................................................      --        99
Thereafter..................................................   1,663        --
                                                              ------    ------
          Total.............................................  $2,599     2,446
                                                              ======
Less amounts representing interest..........................               427
                                                                        ------
Present value of capital lease payments.....................            $2,019
                                                                        ======

(5) TRANSACTIONS WITH PARENT:

     GECC provides a note facility to fund working capital and other financing requirements.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     The Company has made payments to (received payment from) GECC and its affiliates for the year ended December 31, 1994 as follows:

Taxes.......................................................  $(26,642)
Interest....................................................    50,103
Vehicle leases..............................................       844
Corporate services..........................................       560

     Interest expense is recognized monthly and is included as a component of the outstanding note payable balance. Current income taxes recoverable are reflected as a component of the GECC intercompany account. Separate cash payments are not made for taxes or interest from GECC transactions.

     At December 31, 1994, the Company owed $12 to GECC for cumulative preferred dividends. At December 31, 1994, the Company owed $50 to GECC for the 107,733 shares of Class B common stock repurchased in 1994.

(6) SALE OF BRANCH ASSETS:

     In October 1994, an agreement was reached to sell the Company's Rochester branch operations and assets, except for cash and accounts receivable, for $5,000 resulting in an approximate loss of $4,020. This loss was recognized in 1994 and included in other income. In February 1995, as a result of a Phase II environmental study conducted in conjunction with the aforementioned sale, it was determined that there is contamination resulting from previously removed underground tanks. If remediation is required by governmental authorities, the Company would be responsible for all remediation costs associated with this site. The appropriate governmental authorities have been informed with respect to the contamination but have not yet imposed remediation requirements on the Company. Management cannot predict with certainty the total cost of the cleanup if cleanup is required, however, estimates range from $50-$500. No accrual has been made as of December 31, 1994 for this required remediation. The Company will retain title to the associated land and building until the environmental issues are resolved, although the sale of the other assets and operations is proceeding.

     In connection with the Restructuring Agreement described in note 1, the Company received a note issued by Alabama Outdoor Advertising, Inc. ("AOA") relating to the sale of its Alabama branch. The note was assigned a fair value of $5,000 in connection with the purchase accounting described in note 1. AOA defaulted under the terms of the note in 1993. The Company foreclosed on the note, and disposed of the equity of AOA during 1994, resulting in proceeds of $12,250 to the Company, including a $1,146 note resulting in a gain of $7,002, subject to certain working capital adjustments. The aforementioned gain was included in other income in 1994.

(7) INCOME TAXES:

     The Company has recorded an income tax benefit of $9,950 in 1994. This amount has been determined in accordance with the intercompany income tax sharing arrangement between the Company and GECC. Taxes receivable from parent, included as a component of the GECC intercompany amount, represents amounts owing from GECC relating to a portion of current tax benefits attributable to the Company under the income tax sharing arrangement. The Company has a net deferred tax asset of $29,622 at December 31, 1994.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     The deferred tax asset arises primarily from Federal net operating losses and minimum tax credits including amounts carried forward from years prior to GECC exercising its warrant rights in September 1992. This asset is partially offset by deferred tax liabilities resulting from differences in book and tax depreciation which have arisen subsequent to September 1992. Management has concluded, based upon the expected implementation of certain tax planning strategies, that the net deferred tax asset is fully realizable.

(8) NON-CASH INVESTING AND FINANCING ACTIVITIES:

     The Company purchased several businesses in 1994:

Fair value of fixed assets acquired.........................  $ 11,449
Net working capital acquired................................       562
Cash paid for assets........................................   (12,011)
                                                              --------
Notes assumed...............................................  $     --
                                                              ========

     Capital lease obligations of $238 were incurred in 1994 when the Company entered into leases, primarily for automobiles, with a GECC affiliated company.

(9) RETIREMENT PLANS:

     The Company has two defined benefit plans covering substantially all union employees in its Cleveland, San Francisco, Chicago, Milwaukee and Dallas branches. The plans also allow for voluntary contributions by participants.

     Benefits provided by these plans are based primarily on years of service. Assets are invested in insurance deposit annuity contracts.

     The following table summarizes the defined benefit plans' funded status as of December 31, 1993, the latest date available:

Actuarial present value of the vested accumulated benefit
  obligation................................................  $  883
                                                              ======
Projected benefit obligation................................  $1,098
Fair value of plan assets...................................    (947)
                                                              ------
Projected benefit obligation in excess of plan assets.......     151
Unrecognized net loss.......................................    (190)
Unrecognized net transition obligation......................     (65)
                                                              ------
Prepaid pension cost........................................  $ (104)
                                                              ======

     The net periodic pension cost for 1993 was $115.

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7.50% in 1993. The actuarial valuations also include assumptions for salary increases. The Company's funding policy for the defined benefit plans is to fund the minimum contributions as required by law.

     The Company also sponsors a defined contribution (401k) plan that allows contributions of 1% to 15% of base compensation for eligible employees. Participation in this plan is available to salaried employees and to certain groups of hourly employees. Employees covered by collective bargaining units are not eligible. The Company matches the employer contribution, at its discretion, in amounts equal to approximately 10% of the employee's contribution up to 8% subject to certain regulatory wage base limits. The Company also contributes, at its discretion, an annual contribution based on the Company's year-end results up to a maximum Social Security integration level. Total costs of the plan to the Company for 1994 were $473.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Pursuant to collective bargaining agreements covering certain employees, the Company made payments to, and charged to expense, one Company sponsored plan and 34 multi-employer pension and welfare plans in the sum of $1,922 in 1994.

(10) MAJOR CUSTOMERS:

     A significant source of the Company's revenues is from the tobacco and distilled beverage industries which provided, respectively, 14% and 12% of total gross revenues in 1994. One tobacco company provided 8% of total gross revenues in 1994.

(11) COMMITMENTS AND CONTINGENCIES:

  Lease Commitments

     The Company's leases for structure sites are generally cancelable on less than one year's notice and are excluded from the schedule below. Total site lease expense in 1994 was $33,858.

     Future minimum lease payments under noncancelable operating leases for facilities, transportation and other equipment as of December 31, 1994 are:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1995........................................................  $ 4,344
1996........................................................    4,236
1997........................................................    3,252
1998........................................................    2,202
1999........................................................    1,090
Subsequent..................................................    4,525
                                                              -------
Total minimum lease payments................................  $19,649
                                                              =======

     Total rental expense for noncancelable operating leases in 1994 was $5,339.

     The Company leases substantially all of its vehicles from a wholly-owned subsidiary of GECC. The lease terms are generally five years and require the annual payment of all insurance and maintenance expenses. The leases are capitalized and included as a component of furniture, fixtures and equipment. A summary of the leased vehicles follows:

Capitalized leases..........................................  $3,238
Less accumulated depreciation...............................   1,282
                                                              ------
Net lease value.............................................  $1,956
                                                              ======

  Letters of Credit

     At December 31, 1994, the Company had outstanding irrevocable letters of credit in the aggregate face amount of $11,663. The majority of these letters of credit, $10,023, support the Company's casualty, liability and workers compensation self-insurance programs. The remaining letters of credit support payment and performance obligations. Performance under the letters of credit is guaranteed by GECC.

  Litigation

     The Company, together with GECC, are co-defendants in an action brought by an employee of the Company. The employee has alleged that the Company's actions in foreclosing upon warrants for common stock and consummating the Merger Agreement were a violation of the employee's employment contract and a warrant agreement between the Company and the employee. Management believes the employee's claims are without merit.

                      PMG HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact on the Company of loss of displays due to governmental action has been mitigated by federal and state laws mandating compensation for such loss and constitutional restraints. Although the Company cannot predict the outcome of existing litigation or the enactment of zoning and other regulatory provisions concerning outdoor advertising, the Company, to date, has incurred no significant losses from the removal of outdoor advertising structures resulting from litigation or governmental enactments without just compensation.

     The Company also has been named as a defendant in an employment discrimination suit by a former employee, claiming damages of up to $800.

     While the ultimate resolution of the above matters is uncertain, management believes the ultimate outcome will not have a material adverse effect on the financial position of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Eller Investment Company, Inc.:

     We have audited the accompanying combined balance sheet of ELLER INVESTMENT COMPANY, INC. (an Arizona corporation) as of December 31, 1994, and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Eller Investment Company, Inc. as of December 31, 1994, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
PHOENIX, ARIZONA,
  MARCH 9, 1995.

                         ELLER INVESTMENT COMPANY, INC.

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1994

                                 ASSETS
CURRENT ASSETS:
  Cash......................................................  $   490,553
  Accounts receivable, net of allowance for doubtful
     accounts of $72,000....................................    2,638,430
  Prepaid land leases and other assets......................      741,442
                                                              -----------
          Total current assets..............................    3,870,425
PREPAID LAND LEASES, net of current portion.................      179,100
PROPERTY AND EQUIPMENT, net (Note 3)........................   34,869,672
DEFERRED LOAN FEES, net of accumulated amortization of
  $181,691..................................................    3,334,078
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated
  amortization of $1,354,966 (Note 4).......................    3,745,455
                                                              -----------
                                                              $45,998,730
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   510,794
  Accrued liabilities.......................................    1,593,762
  Current portion of advertising obligation.................      500,000
  Notes payable to OSI (Note 6).............................    1,088,218
  Current portion of long-term debt (Note 7)................    3,450,000
  Current portion of capitalized lease obligations (Note
     8).....................................................      267,638
                                                              -----------
          Total current liabilities.........................    7,410,412
ADVERTISING OBLIGATION, net of current portion..............      551,600
LONG-TERM DEBT, net of current portion (Note 7).............   35,550,000
CAPITALIZED LEASE OBLIGATIONS, net of current portion (Note
  8)........................................................      952,740
                                                              -----------
          Total liabilities.................................   44,464,752
                                                              -----------
COMMITMENTS AND CONTINGENCIES (Note 12)
SERIES A-1 PREFERRED STOCK (Note 9).........................    1,700,000
                                                              -----------
SERIES B PREFERRED STOCK (Note 9)...........................    1,500,000
                                                              -----------
STOCKHOLDERS' DEFICIT (Note 10):
  Class B common stock......................................          200
  Accumulated deficit.......................................   (2,895,122)
  Warrants outstanding......................................    2,000,000
  Class A common stock, held in treasury....................     (771,100)
                                                              -----------
          Total stockholders' deficit.......................   (1,666,022)
                                                              -----------
                                                              $45,998,730
                                                              ===========

  The accompanying notes are an integral part of this combined balance sheet.

                         ELLER INVESTMENT COMPANY, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                                                DECEMBER 31,
                                                                    1994
                                                                ------------
ADVERTISING REVENUES........................................    $12,942,911
AGENCY COMMISSIONS AND DISCOUNTS............................     (1,350,668)
                                                                -----------
          Net revenues......................................     11,592,243
                                                                -----------
OPERATING EXPENSES, excluding depreciation and amortization:
  Cost of sales and production..............................      5,256,136
  Selling, general and administrative.......................      1,366,995
  Depreciation and amortization.............................      1,713,407
                                                                -----------
          Operating income..................................      3,255,705
INTEREST EXPENSE AND FINANCE COST AMORTIZATION..............      2,636,960
MANAGEMENT FEES AND OTHER EXPENSE...........................        204,825
                                                                -----------
          Income before income taxes and extraordinary
           item.............................................        413,920
PROVISION FOR INCOME TAXES..................................         80,420
                                                                -----------
          Income before extraordinary item..................        333,500
EXTRAORDINARY ITEM -- Loss on extinguishment of debt........     (2,172,997)
                                                                -----------
          Net loss..........................................    $(1,839,497)
                                                                ===========

   The accompanying notes are an integral part of these financial statements.

                         ELLER INVESTMENT COMPANY, INC.

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT

                                                   CLASS B                                   CLASS A     CLASS A
                                                   COMMON                                    COMMON       COMMON
                                       CLASS B     SHARES                                     STOCK       SHARES        TOTAL
                                       COMMON    ISSUED AND    ACCUMULATED    WARRANTS       HELD IN     HELD IN    STOCKHOLDERS'
                                        STOCK    OUTSTANDING     DEFICIT     OUTSTANDING    TREASURY     TREASURY      DEFICIT
                                       -------   -----------   -----------   -----------   -----------   --------   -------------
BALANCE AT
 DECEMBER 31, 1993...................    $200      20,000      $  (458,750)  $       --    $(1,100,000)    2,004     $(1,558,550)
Dividends on preferred stock.........      --          --         (267,975)          --             --        --        (267,975)
Retirement of treasury stock.........      --          --         (328,900)          --        328,900      (599)             --
Issuance of Class B common stock
  warrants as consideration for
  deferred loan fees.................      --          --               --    2,000,000             --        --       2,000,000
Net loss.............................      --          --       (1,839,497)          --             --        --      (1,839,497)
                                         ----      ------      -----------   ----------    -----------    ------     -----------
BALANCE AT
  DECEMBER 31, 1994..................    $200      20,000      $(2,895,122)  $2,000,000    $  (771,100)    1,405     $(1,666,022)
                                         ====      ======      ===========   ==========    ===========    ======     ===========

    The accompanying notes are an integral part of these combined financial statements.

                         ELLER INVESTMENT COMPANY, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                DECEMBER 31,
                                                                    1994
                                                                ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (1,839,497)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation............................................       1,171,507
    Amortization of deferred loan fees......................         492,639
    Amortization of goodwill and other intangible assets....         541,900
    Extraordinary item -- loss on extinguishment of debt....       2,172,997
    Revenue recorded under Circle K advertising
     obligation.............................................        (428,450)
  Changes in assets and liabilities, net of effect of
    acquisition --
    Accounts receivable, net................................      (1,459,365)
    Prepaid land leases and other assets....................        (533,662)
    Deferred tax benefit....................................         128,200
    Accounts payable and accrued liabilities................         701,146
                                                                ------------
         Net cash provided by operating activities..........         947,415
                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................        (276,363)
  Acquisition of property and equipment from OSI............     (22,335,588)
                                                                ------------
         Net cash used in investing activities..............     (22,611,951)
                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................      (8,347,000)
  Payment of fee to CIBC....................................      (3,000,000)
  Reimbursement from OSI for payments on long-term debt and
    fee to CIBC.............................................       6,752,563
  Proceeds from long-term debt..............................      27,355,000
  Payment of deferred loan fees and acquisition costs.......      (1,532,749)
  Proceeds from notes payable to OSI........................       1,088,218
  Principal payments on capitalized lease obligations.......        (229,622)
  Payment of dividends......................................        (267,975)
  Redemption of preferred stock.............................        (300,000)
                                                                ------------
         Net cash provided by financing activities..........      21,518,435
                                                                ------------
NET DECREASE IN CASH........................................        (146,101)
                                                                ------------
CASH, beginning of year.....................................         636,654
                                                                ------------
CASH, end of year...........................................    $    490,553
                                                                ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest....................................    $  2,163,215
                                                                ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capitalized lease obligations incurred....................    $  1,450,000
                                                                ============
  Class B common stock warrants issued as consideration for
    deferred loan fees......................................    $  2,000,000
                                                                ============
  Retirement of 599 shares of Class A common stock held in
    treasury................................................    $    328,900
                                                                ============

   The accompanying notes are an integral part of these financial statements.

                         ELLER INVESTMENT COMPANY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Organization and Basis of Presentation

     Eller Investment Company, Inc. and Eller Holdings, Inc. (collectively, the "Company") are both majority owned subsidiaries under the control of Loel Ranches, Inc. The accompanying 1994 financial statements include the combined accounts of Eller Investment Company, Inc. and Eller Holdings, Inc. Eller Investment Company, Inc. includes the consolidated accounts of its wholly owned subsidiaries, Eller Outdoor Advertising Company, Eller Outdoor of El Paso, Inc. and Eller Outdoor Advertising Company of Atlanta.

     In July 1994, Eller Holdings, Inc. ("Eller Holdings") was merged into Eller Investment Company, Inc. ("Eller Investment"). In conjunction with this merger, Eller Investment exchanged one share of its Class A and Class B common stock for every five shares of the same class stock of Eller Holdings. Eller Investment also exchanged one share of its Series A-1 and Series B preferred stock for every share of the same class stock of Eller Holdings. The non-class common stock of Eller Investment was retired. The accounts of Eller Holdings and Eller Investment have been combined in the accompanying statements of operations, stockholders' equity and cash flows as if the merger had taken place at December 31, 1993.

     The Company is engaged in the business of providing rental space on outdoor advertising structures and production services for outdoor advertisements in the metropolitan Phoenix, El Paso and Atlanta areas.

  Acquisition

     Effective December 31, 1994, Eller Outdoor of Atlanta, which was incorporated as a wholly owned subsidiary of Eller Investment during 1994, acquired the outdoor advertising structures and other property and equipment located in Atlanta, Georgia from Outdoor Systems, Inc. ("OSI"). In accordance with APB No. 16, Accounting for Business Combinations, this acquisition has been accounted for as a purchase. The aggregate cash consideration paid for these assets, including certain legal and other transaction costs, was approximately $22.3 million. Approximately $21.8 million of the acquisition cost has been allocated to advertising displays and structures and the remaining $585,000 has been allocated to other property and equipment that was acquired.

     In addition to the assets described in the preceding paragraph, the accounts receivable and prepaid land leases related to OSI's Atlanta operation were acquired. Accounts receivable of approximately $722,000 and prepaid land leases of approximately $365,000 were acquired in return for the Notes Payable to OSI described in Note 6. The following unaudited pro forma summary presents the combined results of operations as if the acquisition had occurred at the beginning of 1994, after giving effect to certain adjustments, including amortization of deferred loan fees and interest expense on the acquisition debt and depreciation expense on the acquired assets. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future.

                                                              (IN THOUSANDS)
Net revenues................................................     $19,522
                                                                 =======
Loss before extraordinary item..............................     $  (106)
                                                                 =======

     During 1994, the Company experienced significant growth by means of the merger and acquisition discussed above. As a result, the Company has grown from total net assets of approximately $7.8 million at December 31, 1993 to $46.0 million at December 31, 1994.

     Prior to the July 1994 merger discussed above, the Company had a financing arrangement with Canadian Imperial Bank of Commerce ("CIBC"; see Note 7) under the terms of which the Company and OSI, a competing outdoor advertising company, were jointly liable for advances made to both parties to fund the

                         ELLER INVESTMENT COMPANY, INC.

acquisition of certain assets of Gannett Outdoor Co. of Arizona ("Gannett") by each Company. Additionally, the Company was obligated to reimburse OSI for interest expense on other debt that OSI incurred to fund the acquisition. To afford the Company the ability to operate independently of OSI, the financing arrangement with CIBC and the obligation to OSI were terminated in July 1994, resulting in the loss on extinguishment of debt of $2.2 million recorded in the accompanying financial statements. The accumulated deficit of $2.9 million recorded as of December 31, 1994, and the net loss of $1.8 million recorded for the year then ended are largely the result of this transaction. A new financing agreement was entered into between CIBC and the Company subsequent to the termination of the initial agreement.

(2) SIGNIFICANT ACCOUNTING POLICIES:

  Revenue Recognition

     The Company provides outdoor advertising services under the terms of contracts covering periods up to 36 months, which are generally billed monthly. Revenues for outdoor advertising space rental is recognized ratably over the contract term. Revenues from design, production and certain other services are recognized as the services are provided. All costs are recognized in the period in which the related services are provided.

  Prepaid Land Leases

     Prepaid land leases represents amounts paid for leases of land occupied by outdoor advertising structures prior to the period for which the amounts are due. Prepaid land leases are amortized on a straight-line basis over the term of the related lease period.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the following useful lives:

Advertising displays and structures.........................      15 years
Machinery and equipment.....................................  3 to 5 years
Vehicles....................................................       3 years
Furniture and fixtures......................................       3 years

  Deferred Loan Fees

     Deferred loan fees are amortized over the terms of the related loans.

  Goodwill

     Goodwill represents the excess of consideration paid over the fair market values of identifiable net assets acquired. Goodwill is amortized on a straight-line basis over 40 years.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual amounts may differ from these estimates.

                         ELLER INVESTMENT COMPANY, INC.

(3) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31, 1994:

Advertising structures......................................  $39,831,708
Land........................................................      728,239
Building....................................................      171,196
Vehicles....................................................      576,000
Machinery and equipment.....................................      267,904
Furniture and fixtures......................................      556,764
Construction-in-process.....................................       89,195
                                                              -----------
                                                               42,221,006
Less: accumulated depreciation..............................   (7,351,334)
                                                              -----------
                                                              $34,869,672
                                                              ===========

(4) GOODWILL AND OTHER INTANGIBLE ASSETS:

     Included in goodwill and other intangible assets is $3.4 million of unamortized goodwill, which represents the excess of consideration paid over the fair market value of identifiable net assets acquired.

     Also included in goodwill and other intangible assets is the unamortized cost of payments for certain covenants not to compete. The Company paid $399,965 in 1993 to the Series A-1 and Series B preferred stockholders for their agreement not to compete or invest in any outdoor advertising business in Texas for two years. In conjunction with the purchase of the Class A common stock in 1993 from The Circle K Corporation ("Circle K"), $400,000 of the purchase price was allocated to an agreement of Circle K not to compete with the Company in Texas for two years. These covenants are being amortized on a straight-line basis over their two year life. The unamortized balance at December 31, 1994, of $299,987 is included in goodwill and other intangible assets in the accompanying combined balance sheet.

(5) CIRCLE K ADVERTISING OBLIGATION:

     In conjunction with the acquisition of the El Paso operation in 1993, all shares of the Company's Class A common stock were acquired from Circle K by the Company and held in treasury. Circle K, which was a major shareholder, also agreed not to compete with the Company in Texas for two years. As consideration for the stock and covenant not to compete, the Company agreed to provide $1.5 million of advertising services, at market value, to Circle K over a three year period.

     During 1994, the Company provided approximately $430,000 of advertising services, at market value, under the agreement, and the balance of advertising services yet to be provided as of December 31, 1994 was $1.1 million.

     The Class A common shares held in treasury are pledged as security to Circle K for performance under this advertising agreement, and are to be released and retired quarterly as advertising services are provided. During 1994, 599 shares were released and retired.

                         ELLER INVESTMENT COMPANY, INC.

(6) NOTES PAYABLE TO OSI:

          In conjunction with the acquisition described in Note 1, the Company entered into the following note payable agreements with OSI:

Note payable issued in conjunction with acquisition of
  prepaid land leases, unsecured, interest at 7%, principal
  and interest due August 31, 1995..........................  $  365,803
Note payable issued in conjunction with acquisition of
  accounts receivable, unsecured, interest at 7%, principal
  and interest due August 31, 1995. In April 1995, Eller may return any uncollected receivables to OSI for full credit
  against the note payable..................................     722,415
                                                              ----------
                                                              $1,088,218
                                                              ==========

(7) LONG-TERM DEBT:

     At December 31, 1993, $13.2 million was outstanding under a credit agreement with CIBC, the proceeds from which the Company used to purchase the assets of Gannett in 1992. Under the terms of the agreement, the Company was obligated to pay all outstanding principal and interest on December 31, 1995. An additional fee of $3.0 million was also due on that date, which was being accrued on a straight-line basis over the term of the contract. The Company had related agreements with OSI whereby OSI was obligated to repay a portion of the principal and interest and a portion of the additional fee. Additionally, the Company was obligated to reimburse OSI for interest expense that OSI incurred on debt related to the acquisition of Gannett.

     In July 1994, Eller obtained a new credit agreement with CIBC and the credit agreement with CIBC described above was terminated. The unaccrued portion of the additional $3.0 million fee, unamortized deferred loan fees from the previous credit agreement and the settlement with OSI related to the obligation described above resulted in the loss on extinguishment of debt of $2.2 million recorded in the accompanying financial statements.

     In conjunction with the acquisition of assets in Atlanta from OSI in December 1994, the existing credit agreement with CIBC was amended. The amended credit agreement provides the Company with up to $40.0 million, of which $39.0 million was outstanding at December 31, 1994. The agreement provides for a floating interest rate based on the Company's leverage ratio (ratio of debt to operating cash flow, as defined). As draws on the credit agreement are made, the Company elects the rate of interest to be based on either the banks' base rate or the LIBOR rate at the time of the draw. The rate of interest varies from 2.50 to 3.25 percent over the banks' base rate or from 3.75 to 4.50 percent over LIBOR, depending on the leverage ratio for the most recently completed fiscal quarter. At December 31, 1994, all draws outstanding were at LIBOR + 4.50 percent, with $20.0 million carrying an interest rate of 10.40 percent and $19.0 million carrying an interest rate of 10.60 percent.

     The credit agreement has an excess cash flow recapture provision whereby the $40.0 million commitment is reduced by 50-65 percent of excess cash flow, as defined, at the end of each fiscal year. The credit agreement also has an annual commitment fee of 0.5 percent of the unused portion of the commitment.

     All obligations under the credit agreement are collateralized by all tangible and intangible assets of the Company and a pledge of 100 percent of the stock of the Company, Loel Ranches, Inc. (Loel) and the parent company of Loel. The majority stockholder has guaranteed up to $4.5 million of the amounts outstanding under the credit agreement.

     Under the credit agreement, the Company is required to comply with certain financial covenants, including a maximum leverage ratio, minimum cash flow to debt service and fixed charge coverage ratios. Compliance with these covenants is not required until fiscal 1995. There are also certain limitations on indebtedness, dividends, management, mergers, capital expenditures and certain other transactions.

                         ELLER INVESTMENT COMPANY, INC.

     The warrants discussed in Note 10 were issued to CIBC in conjunction with the funds provided by CIBC during 1994. As discussed in Note 10, the estimated value of the warrants of $2.0 million are included in the deferred loan fees balance of $3.5 million in the accompanying financial statements, which are being amortized over the six-year life of the credit agreement.

     Maturities of principal under the credit agreement for the years ended December 31 are as follows:

1995........................................................  $ 3,450,000
1996........................................................    4,900,000
1997........................................................    5,810,000
1998........................................................    6,900,000
1999........................................................    8,800,000
2000........................................................    9,140,000
                                                              -----------
                                                               39,000,000
Less: current portion.......................................    3,450,000
                                                              -----------
                                                              $35,550,000
                                                              ===========

(8) CAPITALIZED LEASE OBLIGATION:

     On February 1, 1994, the Company acquired certain advertising structures through a capital lease agreement. In accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, the acquired advertising structures have been recorded at the present value of the future minimum lease payments and are being depreciated over their estimated useful life of 15 years. The lease agreement requires monthly payments of $28,711 through January 1999, after which time the Company will own the assets. The Company can exercise its option to acquire the assets at any time prior to January 1999 through payment of the remaining lease obligation, and can terminate the agreement after June 1, 1997.

(9) PREFERRED STOCK:

     At December 31, 1994, there were 20,000 and 15,000 shares authorized of $.01 par value Series A-1 and Series B preferred stock, respectively, and 17,000 shares of Series A-1 and 14,997 shares of Series B preferred stock issued and outstanding. Both classes of preferred stock have a liquidation preference equal to their redemption value ($100 per share), are entitled to cumulative dividends of 8 percent on the redemption value, are non-voting, and are non-convertible.

     Scheduled redemptions of Series A-1 preferred stock for the years ended December 31 are as follows:

1995........................................................  $  300,000
1996........................................................     400,000
1997........................................................     500,000
1998........................................................     500,000
                                                              ----------
                                                              $1,700,000
                                                              ==========

     The Series B preferred stock is scheduled to be redeemed prior to December 1998. The redemption of both the Series A-1 and Series B preferred stock is subject to certain restrictions established in the CIBC credit agreement.

(10) STOCKHOLDERS' DEFICIT

     The Company's $0.01 par value nonvoting Class A common stock has a liquidation preference of $500 per share. There were 2,000 shares authorized at December 31, 1994.

                         ELLER INVESTMENT COMPANY, INC.

     There were 25,000 shares of the Company's $0.01 par value Class B common stock authorized at December 31, 1994.

     Two warrants for the purchase of 2,223 aggregate shares of the Company's Class B common stock were issued to CIBC in conjunction with the funds provided by CIBC during 1994. The warrants enable the holder to purchase the stock for $0.01 per share and expire in July through December of 2004. The warrants include a put option whereby the holder may require the Company, at any time, to purchase the warrants for a put price, as defined. The warrants also contain a provision whereby the holder may require the Company to issue a public offering of its stock, including the stock represented by the warrants. In the case such a request is made by the warrant holder, the Company may elect to call the warrants at 105 percent of the put price. The current put price for both warrants of $2.0 million has been recorded as deferred loan fees in the accompanying combined financial statements.

(11) INCOME TAXES:

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Should income tax rates legislatively change, the deferred tax assets and liabilities will be adjusted in the period of change.

     The Company has a net deferred tax asset, which arises primarily from net operating loss carryforwards for federal income tax purposes. The Company has net operating loss carryforwards of approximately $3.5 million, the majority of which expire in 2009. SFAS 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance equal to its net deferred tax asset. Accordingly, the net losses recorded in the accompanying statements of operations have not been reduced by any income tax benefit.

     The provision for income taxes of $80,420 recorded in the accompanying financial statements results from the elimination of the net deferred tax asset recorded on the books of Eller Holdings prior to the merger discussed in Note 1.

(12) COMMITMENTS AND CONTINGENCIES:

     The Company has a qualified salary-reduction plan ("Plan") under Section 401(k) of the Internal Revenue Code covering certain employees of the Company upon their attainment of age 21 and completion of one year of service. The participants may elect to have up to 12 percent of their compensation contributed to the Plan. The employee's contribution, up to 3 percent of compensation, is matched by the Company. During 1994, the Company contributions to the Plan totaled approximately $16,000.

     The Company has entered into management agreements with the parent company of Loel. For the year ended December 31, 1994, $200,000 in management fee expense has been recorded. Beginning in 1995, the management agreement calls for annual management fees of $300,000.

     In the normal course of business, the Company is subject to certain administrative proceedings and litigation. In management's opinion, the outcome of such matters will not materially affect the financial position of the Company.

     The Company is also subject, from time to time, to audit by various taxing authorities reviewing the Company's income, property, sales, use and payroll taxes. Management believes that any findings from such audits will not have a material impact on its financial statements.

                         ELLER INVESTMENT COMPANY, INC.

     Eller Outdoor of Atlanta, Inc. has entered into a letter of intent agreement with a key employee. Under the terms of the agreement, the Company has committed to the payment in 1995 of $350,000 in bonuses, in return for a three-year employment commitment from the employee.

     The Company leases its offices, paint shop facilities and the majority of the land occupied by its advertising structures under noncancelable operating lease agreements. Rent expense under operating leases of approximately $2.3 million was recorded for the year ended December 31, 1994. Future minimum lease payments under these noncancelable operating leases for the years ended December 31 are as follows:

1995........................................................  $ 2,511,987
1996........................................................    2,394,771
1997........................................................    2,128,228
1998........................................................    1,730,444
1999........................................................    1,061,425
Thereafter..................................................    1,981,400
                                                              -----------
                                                              $11,808,255
                                                              ===========

Item 7.(b)  Unaudited Pro Forma Financial Information

The following pro forma financial information gives effect to the acquisition of Eller Media by the Company. The unaudited pro forma condensed consolidated statement of operations is based on the historical results of operations of Eller Media and the Company, giving effect to the acquisition under the purchase method of accounting as if the acquisition had been consummated on January 1, 1996. The unaudited pro forma condensed consolidated balance sheet is based on historical financial positions of Eller Media and the Company and gives effect to the acquisition under the purchase method of accounting as if the acquisition had been consummated on December 31, 1996. The adjustments in the accompanying notes to the pro forma condensed consolidated statements of operations and balance sheet are based on a preliminary purchase price allocation.

This pro forma financial information may not be indicative of the results of operations or financial position that actually would have occurred if the acquisition had been consummated on the dates indicated, or those results of operations or financial position which may be obtained in the future.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                          AND ELLER MEDIA CORPORATION
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          Year ended December 31, 1996

--------------------------------------------------------------------------------

                                                                                              The Company/
                                 The Company       Eller Media            Pro Forma            Eller Media
                                Historical(1)     Historical(2)            Adj.(3)              Pro Forma
                               --------------    --------------         --------------       --------------
Net revenue                    $      351,739    $      237,032         $           --       $      588,771
Operating expenses                    198,332           141,839                     --              340,171
Depreciation and
 amortization                          45,790            40,269                 23,895              109,954
Corporate general and
 admin. expenses                        8,527            10,204                     --               18,731
                               --------------    --------------         --------------       --------------
Operating income                       99,090            44,720                (23,895)             119,915
Interest expense                       30,080            35,626                 10,071               75,777
Other income(expense)                   2,230            (6,721)                    --               (4,491)
                               --------------    --------------         --------------       --------------
Income(loss) before
 income taxes                          71,240             2,373                (33,966)              39,647
Income tax (expense)
 benefit                              (28,386)             (977)                 5,259              (24,104)
                               --------------    --------------         --------------       --------------
Income before equity
 in net income (loss) of,
 and other income from,
 nonconsolidated
 affiliates                            42,854             1,396                (28,707)              15,543
Equity in net income
 (loss) of , and other
 income from, nonconsol-
 idated affiliates                     (5,158)               --                     --               (5,158)
                               --------------    --------------         --------------       --------------
Income (loss)
 from continuing
 operations                    $       37,696    $        1,396         $      (28,707)      $       10,385
                               ==============    ==============         ==============       ==============

Income
 from continuing
 operations per
 common share                  $          .50                                                 $         .13
                               ==============                                                ==============
Weighted average common
 and common share
 equivalents
 outstanding                           74,649                                   7,835                82,484
                               ==============                          ==============        ==============

                               NOTES TO UNAUDITED
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                          AND ELLER MEDIA CORPORATION

                          YEAR ENDED DECEMBER 31, 1996

(1) Historical Condensed Consolidated Statement of Operations for the Company.

(2) Historical Condensed Consolidated Statement of Operations for
Eller Media.

(3) Represents the pro forma effect of the acquisition of Eller Media assuming it was acquired January 1, 1996.

                                                                         Increase
                                                                       (Decrease)
                                                                           Income
                                                                   (in Thousands)
                                                                   --------------
(a) Increase in amortization of goodwill of $20,818
     resulting from the additional goodwill created
     by the acquisition and a decrease in amortizable
     life from 40 years (Eller Media) to 25 years
     (the Company) and additional depreciation of
     $3,077 related to the adjustment of fixed assets
     to fair value.                                                  $(23,895)


(b) Increase in interest expense due to a higher amount
     of average debt outstanding which was partially offset
     by a lower average interest rate (6.2% average rate
     for the Company and 8.8% for Eller Media in 1996).              $(10,071)

(c) Tax effect of the above adjustments to depreciation
     and interest expense at the Company's effective
     tax rate of 40%.                                                $  5,259

(d) Increase in weighted average common and common share
     equivalents outstanding resulting from the issuance of
     shares of the Company's Common Stock and the issuance
     of options to purchase shares of the Company's Common
     Stock to shareholders of Eller Media to effect the
     acquisition.                                                       7,835

The Company granted to the former Eller Media stockholders certain demand and piggyback registration rights relating to the shares of Common Stock received by them. The holders of the approximately 7% of the outstanding capital stock of Eller Media, not purchased by the Company, have the right to put such stock to the Company for 1,081,469 shares of the Company's Common Stock until April 10, 2002. From and after April 10, 2004, the Company will have the right to call in this minority interest stake in Eller Media for 1,081,469 shares of its Common Stock. If such right would have been exercised on April 10, 1997, the Company would have issued additional shares of its Common Stock with an aggregate value of $48.5 million (assuming a price of $44.8625 per share) and recorded a corresponding increase in goodwill. The annual amortization of goodwill associated therewith would decrease the Company's net income by $1.9 million or $.02 per share; however such would have no effect on after tax cash flow. A $1 per share change in the market price of the Company's Common Stock would cause a $1.1 million change in goodwill.

The proforma statement of operations excludes the effect of nonrecurring charges related to the acquisition.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
              CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                          AND ELLER MEDIA CORPORATION
                                  (UNAUDITED)

                                (IN THOUSANDS)

                               December 31, 1996



                                                                                 The Company/
                           The Company                          Pro Forma        Eller Media
                          Historical(4)     Eller Media(5)       Adjs.(6)         Pro Forma
                        ----------------    --------------    --------------    --------------
ASSETS
Current assets:
Cash and cash
 equivalents              $       16,701    $          873                --    $       17,574
Accounts
 receivable, net                  79,183            35,627                --           114,810
Film rights - current             14,188                --                --            14,188
Other current assets               3,092            10,774                --            13,866
                          --------------    --------------    --------------    --------------
Total Current Assets             113,164            47,274                --           160,438

Property, Plant &
 equipment, net                  147,838           460,066            46,156           654,060

Intangible assets:
Network affiliation
 agreements                       33,727                --                --            33,727
Licenses and goodwill            764,233           136,389           471,913         1,372,535
Covenants
 not-to-compete                   22,992                --                --            22,992
Other intangible assets            8,712             2,810            (2,810)            8,712
                          --------------    --------------    --------------    --------------
                                 829,664           139,199           469,103         1,437,966
Less accumulated
 amortization                    (78,646)           (4,759)            4,759           (78,646)
                          --------------    --------------    --------------    --------------
                                 751,018           134,440           473,862         1,359,320
Other assets:
Notes receivable                  52,750                --                --            52,750
Film rights -
noncurrent, net of
accumulated amort                 13,437                --                --            13,437
Equity investments
 in, and advances
 to, nonconsolidated
 affiliates                      230,660                --                --           230,660
Other assets                      10,808             8,378                --            19,186
Other investments                  5,037                --                --             5,037
                          --------------    --------------    --------------    --------------
TOTAL ASSETS              $    1,324,712    $      650,158    $      520,018    $    2,494,888
                          ==============    ==============    ==============    ==============

LIABILITIES
Current liabilities:
Accounts payable          $        9,865    $        4,638                --            14,503
Accrued interest                   6,272             3,378                --             9,650
Accrued expenses                   8,236            33,727             6,633            48,596
Accrued income and
 other taxes                          --                --                --                --
Deferred income                    1,300                --                --             1,300
Current portion
 of long-term debt                 1,479            12,320           (12,320)            1,479
Current portion of
film rights liability             16,310                --                --            16,310
                          --------------    --------------    --------------    --------------
Total Current
 Liabilities                      43,462            54,063            (5,687)           91,838

Long-Term Debt                   725,132           399,403           337,649         1,462,184
Film Rights Liability             13,797                --                --            13,797
Deferred Income Taxes             11,283           (10,520)           18,462            19,225
Other liabilities                 11,250            14,829                --            26,079
Minority Interest                  6,357                --            13,289            19,646

Shareholders' equity:
Preferred Stock                       --                --                --
Common Stock                       7,699                 1               663             8,363
Additional paid-in
 capital                         398,622           213,297           134,727           746,646
Retained earnings/
 (accumulated deficit)           106,055            (5,675)            5,675           106,055
Other                              1,226           (15,240)           15,240             1,226
Cost of shares held
 in treasury                        (171)               --                --              (171)
                          --------------    --------------    --------------    --------------
Total Shareholders'
 Equity                          513,431           192,383           156,305           862,119
                          --------------    --------------    --------------    --------------
TOTAL LIABILITIES
 AND SHAREHOLDERS'
 EQUITY                   $    1,324,712    $      650,158    $      520,018    $    2,494,888
                          ==============    ==============    ==============    ==============

                               NOTES TO UNAUDITED
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
              CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                          AND ELLER MEDIA CORPORATION

                               DECEMBER 31, 1996



(4) Historical Condensed Consolidated Balance Sheet as of December 31, 1996 for the Company.

(5) Historical Condensed Consolidated Balance Sheet as of December 31, 1996 for Eller Media.

(6) On April 10, 1997, the Company purchased approximately 92.7% of the outstanding shares of common stock of Eller Media in exchange for approximately $325 million cash, $298 million in Common Stock of the Company and issued options to purchase 1,468,182 shares of the Company's Common Stock (estimated fair value of $51 million). In addition, the Company refinanced approximately $417 million in long-term debt related to the Eller Media Credit Facility (approximately $408 million at December 31, 1996). Adjustments to reflect the application of the purchase method of accounting and the issuance of the related consideration (as if the acquisition had been consummated December 31, 1996) are as follows:

                                                                        Increase
                                                                      (Decrease)
Property, plant, equipment, net                                        $ 46,156
Licenses & goodwill                                                     471,913
Deferred loan fees                                                       (2,810)
Accumulated Amortization                                                 (4,759)
Accrued expenses                                                          6,633
Current portion of long-term debt                                       (12,320)
Long-term debt                                                          337,649
Deferred tax liability                                                   18,462
Minority interest                                                        13,289
Common stock, par value                                                     663
Additional paid-in capital                                              134,727
Retained earnings (accumulated deficit)                                   5,675
Deferred compensation                                                    15,240


Item 7.(c) -- Exhibits

See index to exhibits following "Signatures."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Channel Communications, Inc.

Date              April 17, 1997        By  /s/L. LOWRY MAYS
                                            L. Lowry Mays, Chairman/
                                            Chief Executive Officer

Date              April 17, 1997        By  /s/HERBERT W. HILL, JR.
                                            Herbert W. Hill, Jr.
                                            Senior Vice President/
                                            Chief Accounting Officer

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

(a)  3.1   -- Articles of Incorporation, as amended, of Registrant

(m)  3.1.1 -- Articles of Amendment to the Articles of Incorporation of Clear
              Channel Communications, Inc.

(a)  3.2   -- Amended and Restated Bylaws of Registrant

(a)  4     -- Buy-Sell Agreement among Clear Channel Communications, Inc., L.
              Lowry Mays, B. J. McCombs, John M. Schaefer and John W. Barger dated May 31, 1977.

(a)  10.1  -- Incentive Stock Option Plan of Clear Channel Communications, Inc.
              as of January 1, 1984.

(b)  10.2  -- Television Asset Purchase Agreement dated January 27, 1992, by and between Chase Broadcasting of Memphis, Inc. and Clear Channel Television, Inc.

(b)  10.3  -- Radio Asset Purchase Agreement dated January 31, 1992, by and between Noble Broadcasting of Connecticut, Inc. and Clear Channel Radio, Inc.

(b)  10.4  -- Radio Asset Purchase Agreement dated April 19, 1992, by and between Edens Broadcasting, Inc. and Clear Channel Radio, Inc.

(k)  10.33 -- Radio Asset Purchase Agreement dated January 31, 1993, by and between KHFI Venture, LTD. and Clear Channel Radio, Inc.

(l)  10.34 -- Radio Asset Purchase Agreement dated December 28, 1992, by and between Westinghouse Broadcasting Company, Inc. and Clear Channel Radio, Inc.

(c)  10.5  -- Radio Asset Purchase Agreement dated December 23, 1992, by and between Inter-Urban Broadcasting of New Orleans Partnership and Snowden Broadcasting, Inc.

(d)  10.6  -- Television Asset Purchase Agreement dated August 19, 1993, by and between Television Marketing Group of Memphis, Inc. and Clear Channel Television, Inc.

(e)  10.7  -- Radio Asset Purchase Agreement April 1, 1993, by and Capital
              Broadcasting of Virginia, Inc. and Clear Channel Radio, Inc.

(f)  10.8  -- Television Asset Purchase Agreement dated August 31, 1993, by and between Nationwide Communications, Inc. and Clear Channel Television, Inc.

(g)  10.9  -- Radio Asset Merger Agreement dated March 22, 1994, by and between
              Metroplex Communications, Inc. and Clear Channel Radio, Inc.

(h)  10.10 -- Radio Partnership Interest Purchase Agreement dated April 5,
              1994, by and between Cook Inlet Communications, Inc. and WCC Associates and Clear Channel Radio, Inc.

(i)  10.11 -- Television Asset Purchase Agreement dated September 12,1994, by and between Heritage Broadcasting Company of New York, Inc. and Clear Channel Television, Inc. and Clear Channel Television Licenses, Inc.

(j)  10.12 -- Radio Asset Purchase Agreement dated November 17,1994, by and between Noble Broadcast of Houston, Inc. and Clear Channel Radio, Inc.

(k)  10.13 -- Australian Radio Network Shareholders Agreement dated February,
              1995, by and between APN Broadcasting Investments Pty Ltd, Australian Provincial Newspapers Holdings Limited, APN Broadcasting Pty Ltd and Clear Channel Radio, Inc. and Clear Channel Communications, Inc.

(l)  10.14 -- $600,000,000 Amended and Restated Credit Agreement Among Clear
              Channel Communications, Inc., Certain Lenders, and NationsBank of Texas, N.A., as Administrative Lender, dated October 19, 1995.

(m)  10.15 -- Clear Channel Communications, Inc. 1994 Incentive Stock Option
              Plan.

(m)  10.16 -- Clear Channel Communications, Inc. 1994 Nonqualified Stock Option
              Plan.

(m)  10.17 -- Clear Channel Communications, Inc. Directors' Nonqualified Stock
              Option Plan.

(m)  10.18 -- Option Agreement for Officer

     10.19 -- Employment Agreement between Clear Channel Communications, Inc. and L. Lowry Mays

(o)  10.20 -- Stock Purchase Agreement dated as of March 4, 1996 by and among
              US Radio Stations, L.P., Blackstone USR Capital Partners L.P., Blackstone USR Offshore Capital Partners L.P., Blackstone Family Investment Partnership II L.P., BCP Radio L.P., BCP Offshore Radio L.P., US Radio Inc., Clear Channel Communications of Memphis, Inc. and Clear Channel Communications, Inc.

(p)  10.21 -- Asset Purchase Agreement, dated as of May 9, 1996, by and among
              REP New England G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode Island G.P., REP Florida G.P., REP WHYN G.P., REP WWBB G.P., S.E. Licensee G.P., REP WCKT G.P. and RI Licensee G.P., Radio Station Management, Inc., Clear Channel Radio, Inc., and Clear Channel Radio Licenses, Inc.

(q)  10.22 -- Tender Offer between Clear Channel Radio, Inc. and Heftel
              Broadcasting Corporation dated June 1, 1996

(q)  10.23 -- Stock Purchase Agreement between Clear Channel Radio, Inc. and
              Certain Shareholders of Heftel Broadcasting Corporation dated June 1, 1996.

(r)  10.24 -- Agreement and Plan of Merger Between Clear Channel
              Communications, Inc. ("PARENT") and Tichenor Media System, Inc. ("TICHENOR") dated July 9, 1996

(s)  10.25 -- Second Amended and Restated Credit Agreement among Clear Channel
              Communications, Inc., certain Lenders and NationsBank, N.A., as Administrative Lender (dated August 1, 1996).

(n)  10.26 -- Stock Purchase Agreement By and Among Clear Channel
              Communications, Inc., Eller Media Corporation and the Stockholders of Eller Media Corporation Dated February 25, 1997.

     10.27 -- Amendment to Stock Purchase Agreement By and Among Clear Channel Communications, Inc., Eller Media Corporation and the Stockholders of Eller Media Corporation Dated April 10, 1997.

     10.28 -- Registration Rights Agreement By and Among Clear Channel Communications, Inc., and the Stockholders of Eller Media Corporation, Dated April 10, 1997.

     10.29 -- Escrow Agreement By and Among Clear Channel Communications, Inc., Paul Meyer ("Stockholder Representative"), EM Holdings LLC, and Chase Trust Company of California, Dated April 10, 1997.

     10.30 -- Stockholders Agreement By and Among Eller Media Corporation, Clear Channel Communications, Inc., and EM Holdings LLC Dated April 9, 1997.

     21    -- Subsidiaries of Registrant, Clear Channel Communications, Inc.

     23.1  -- Consent of Arthur Andersen LLP.

     23.2  -- Consent of KPMG Peat Marwick LLP.

(a) -- Incorporated by reference to the exhibits of the Company's Registration Statement on Form S-1(Reg. No. 289161) dated April 19, 1984.

(b)  -- Incorporated by reference to the Registrant's Form 8-K dated July 14,
        1992.

(c)  -- Incorporated by reference to the Registrant's Form 10-Q dated May 12,
        1993.

(d) -- Incorporated by reference to the Registrant's Form 8-K dated September 2, 1993.

(e) -- Incorporated by reference to the Registrant's Form 10-Q dated November 1, 1993.

(f) -- Incorporated by reference to the Registrant's Form 8-K dated October 27, 1993.

(g) -- Incorporated by reference to the Registrant's Form 8-K dated October 26, 1994.

(h) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14 1994.

(i) -- Incorporated by reference to the Registrant's Form 8-K dated December 14, 1994.

(j) -- Incorporated by reference to the Registrant's Form 8-K dated January 13, 1995.

(k)  -- Incorporated by reference to the Registrant's Form 8-K dated May 26,
        1995.

(l) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14, 1995.

(m) -- Incorporated by reference to the Registrant's Form S-8 dated November 20, 1995.

(n) -- Incorporated by reference to the Registrant's Form 10-K dated March 31, 1997.

(o)  -- Incorporated by reference to the Registrant's Form 8-K dated May 4,
        1996.

(p)  -- Incorporated by reference to the Registrant's Form 8-K dated June 5,
        1996.

(q)  -- Incorporated by reference to the Registrant's Form S-3 dated June 14,
        1996.

(r) -- Incorporated by reference to Heftel Broadcasting Corporation's Amendment 2 to Form SC 14D1/A dated July 9, 1996.

(s) -- Incorporated by reference to Heftel Broadcasting Corporation's Amendment 4 to Form SC 14D1/A dated August 5, 1996.